Notice of the Annual Meeting of Shareholders
                             To be held May 23, 1997

To the Shareholders of

         OLD REPUBLIC INTERNATIONAL CORPORATION


     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of OLD REPUBLIC INTERNATIONAL CORPORATION will be held in Room 2300 at the offices of the Company, 307 North Michigan Avenue, Chicago, Illinois 60601, on Friday, May 23, 1997 at 3:00 P.M. Central Daylight Savings Time, for the purpose of considering and acting upon the following matters:

1.      To elect four Class 1 directors; and

2. To act upon a stockholder proposal, if properly presented at the meeting, concerning the eligibility of directors to be nominated or renominated for election after attaining age 70.

3.      To transact such other business as may properly come before the meeting.

        Shareholders of record at the close of business on March 21, 1997 will be entitled to vote, either in person or by proxy. Shareholders who do not expect to attend in person are urged to execute and return the accompanying proxy in the envelope enclosed.

         The annual report of the Company for the year 1996 is being mailed to all shareholders of record with this Notice and the Proxy Statement.

         By order of the Board of Directors.



                                                SPENCER LEROY III
                                                Secretary


Chicago, Illinois
March 31, 1997

                                 Proxy Statement

                     OLD REPUBLIC INTERNATIONAL CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS

                                  May 23, 1997

                               GENERAL INFORMATION

         This proxy statement is being furnished to the shareholders of Old Republic International Corporation, a Delaware corporation (the "Company"), 307 North Michigan Avenue, Chicago, Illinois 60601, in connection with the solicitation of proxies by its Board of Directors for use at the annual meeting of shareholders to be held on May 23, 1997 and any adjournments thereof. The approximate date on which this proxy statement and the accompanying proxy are first being sent to the shareholders is March 31, 1997.

         The proxy is revocable at any time before it is voted by written notification to the persons named therein as proxies, which may be mailed or delivered to the Company at the above address. All shares represented by effective proxies will be voted at the meeting and at any adjournments thereof.

         If the enclosed proxy is properly executed and returned in time for voting with a choice specified thereon, the shares represented thereby will be voted as indicated thereon. If no specification is made, the proxy will be voted by the proxy committee for the election as directors of the nominees named below (or substitutes therefor if any nominees are unable or refuse to serve), against the stockholder proposal, if properly presented, and in its discretion upon such matters not presently known or determined which may properly come before the meeting.

         The Company has two classes of stock outstanding, Preferred Stock, 1(cent) par value per share ("Preferred Stock"), and Common Stock, $1.00 par value per share ("Common Stock"). The voting Preferred Stock is composed of Series D Cumulative Convertible Preferred Stock ("Series D Preferred Stock") and Series G Convertible Preferred Stock and Series G-2 Convertible Preferred Stock (collectively "Series G Preferred Stock"). On February 28, 1997 33,502,462 shares of Series D Preferred Stock, 172,491 shares of Series G Preferred Stock and 93,803,310 shares of Common Stock were outstanding and entitled to one vote each on all matters considered at the meeting. Shareholders of record as of the close of business on March 21, 1997 are entitled to notice of and to vote at the meeting. There are no cumulative voting rights with respect to the election of directors.


                         PRINCIPAL HOLDERS OF SECURITIES

         The following tabulation shows with respect to (i) each person who is known to be the beneficial owner of more than 5% of any series of the voting Preferred Stock or the Common Stock of the Company; (ii) each director and executive officer of the Company; and (iii) all directors and executive officers, as a group: (a) the total number of shares of Preferred Stock or Common Stock beneficially owned as of February 28, 1997 and (b) the percent of the class of stock so owned as of the same date:


                                                                                Amount and
                                                                                Nature of        Percent
                                        Name                                    Beneficial         of
         Title of Class         of Beneficial Owner                             Ownership        Class(*)
         --------------         -------------------                             ----------       --------

Series D Preferred   ...........Old Republic International Corporation        32,575,883  (1)       97.2
                                Employees Savings and Stock
                                Ownership Plan
                                Messrs. Legg, Sursa and Zucaro
                                as members of The Administration
                                Committee
                                307 North Michigan Avenue
                                Chicago, Illinois 60601

                                Paul D. Adams                                     26,661  (2)        0.1
                                Anthony F. Colao                                  39,664  (2)        0.1
                                Jimmy A. Dew                                      86,833  (2)        0.3
                                Peter Lardner                                     18,507  (2)        0.1
                                Spencer LeRoy III                                  6,949  (2)        **
                                William A. Simpson                                89,294  (2)        0.3
                                A. C. Zucaro                                     458,849  (2)        1.4
                                All executive officers and
                                directors, as a group                            726,757  (2)        2.2

Series G Preferred   ...........Anthony F. Colao                                  54,057  (3)       31.3
                                Peter Lardner                                     21,789  (3)       12.6
                                Vincent R. Serrecchia                             39,105  (3)       22.7
                                A. C. Zucaro                                      21,009  (3)       12.2
                                All executive officers and
                                directors, as a group                            135,960  (3)       78.8


Common Stock
Shareholders' beneficial
ownership of more than 5% of the
Common Stock (excluding direc-
tors)                ...........American Business & Mercantile                 6,740,460  (4)        7.2
                                Insurance Group, Inc.
                                307 North Michigan Avenue
                                Chicago, Illinois 60601

                                Old Republic International Corporation         6,746,468  (1)        6.7
                                Employees Savings and Stock
                                Ownership Plan
                                Messrs. Legg, Sursa and Zucaro as
                                members of The Administration
                                Committee
                                307 North Michigan Avenue
                                Chicago, Illinois 60601

                                Invesco PLC                                    4,703,020  (5)        5.0
                                11 Devonshire Square
                                London EC2M 4YR
                                England


                                Sanford C. Bernstein & Co., Inc.               4,662,332  (5)        5.0
                                767 Fifth Avenue
                                New York, New York 10153

                                   (Continued)





                                                                                     Other Shares                     Percent
                        Name of           Shares Subject to      Shares Held by      Beneficially                     of
Title of Class       Beneficial Owner     Stock Options(*)       Employee Plans(*)      Owned(*)            Total     Class*
--------------       ----------------     -----------------      -----------------   ------------           -----     -------
Directors' and       Paul D. Adams             61,680                    612 (2)       29,475               91,767    0.1
executive officers'  Harrington Bischof            --                     --            7,197  (6)           7,197    **
beneficial           Anthony F. Colao          31,380                  1,981 (2)       60,711  (7)          94.072    0.1
ownership            Jimmy A. Dew              66,150                     25 (2)      199,905  (8)         266,080    0.3
                     Kurt W. Kreyling              --                     --          239,568  (9)         239,568    0.3
                     Peter Lardner             41,514                 12,125 (2)      114,373 (10)         168,012    0.2
                     Wilbur S. Legg                --                     --           32,328 (11)          32,328    **
                     Spencer LeRoy III         28,125                  1,023 (2)        6,547 (12)          35,695    **
                     John W. Popp                  --                     --            3,000                3,000    **
                     William A. Simpson        84,330                     25 (2)      152,411 (13)         236,766    0.3
                     Arnold L. Steiner             --                     --          675,897 (14)         675,897    0.7
                     David Sursa                   --                     --          382,054 (15)(16)     382,054    0.4
                     William G. White, Jr.         --                     --           31,008               31,008    **
                     A. C. Zucaro             252,300                 16,923 (2)       92,730 (15)(17)     361,953    0.4

                     All executive officers
                     and directors,as a group 565,479                 32,714        2,027,204            2,625,397    2.8
---------------------------------------------------------------------------------------------------------------------------


*    Calculated  pursuant to Rule  13d-3(d) of the  Securities  Exchange  Act of
     1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Common shares used for calculation purposes include 6,740,460 shares held by American Business &
     Mercantile Insurance Group, Inc. and its subsidiary (See Note 4), and equivalent common shares that may be issued upon conversion by the beneficial owner of all series of Preferred Stock convertible within 60 days.

**   Less than one-tenth of one percent.

(1)  32,575,883  shares of Series D Preferred Stock and 231,292 shares of Common
     Stock  are held by the Old  Republic  International  Corporation  Employees
     Savings and Stock Ownership Plan ("ESSOP"). Under the terms of the ESSOP, a participant is entitled to vote the Company stock held by the ESSOP the value of which has been allocated to the participant's account. The
     Administration Committee appointed pursuant to the ESSOP is authorized to vote the Company stock held by the ESSOP until such time as the value of such stock has been allocated to a participant's account or where a participant fails to exercise his or her voting rights. The value of a portion of the shares of the Series D Preferred Stock and Common Stock has been allocated to the accounts of ESSOP participants. Additionally, the Administration Committee may be deemed to have investment power with respect to stock held by the ESSOP. The Administration Committee is composed of Messrs. Legg, Sursa and Zucaro, all directors of the Company.
     Under the rules of the Securities and Exchange Commission, each of them may be deemed to be the beneficial owner of such shares of Series D Preferred
     Stock and Common Stock by virtue of such shared voting and investment power.

     The  Series  D  Preferred  Stock  held  by the Old  Republic  International
     Corporation  Employees  Savings and Stock  Ownership Plan is convertible at any time into 6,515,176 shares of Company Common Stock. Accordingly,  under the rules of the Securities and Exchange  Commission,  Messrs.  Legg, Sursa
     and  Zucaro  each may be deemed to be the  beneficial  owners of  6,746,468 shares of Common Stock (The shares that would be obtained on the conversion of the Series D  Preferred  Stock plus the 231,292  shares of Common  Stock actually  owned by the  Plan).  The  foregoing  presentation  should not be construed  as an  admission  of  beneficial  ownership,  and  such  persons disclaim  beneficial  ownership  of shares held by the ESSOP.

(2) Includes only the shares that have been allocated to the account of the director or the executive officer as a participant in the ESSOP. Excludes those shares for which the director may be deemed to have investment and voting power as a result of being a member of the Administration Committee of the ESSOP.

(3) The Company's employees who hold stock options may exercise their options for shares of either Common Stock or Series G Preferred Stock. Each share of Series G Preferred Stock is convertible at any time after six months from the date of issuance into 0.95 share of Common Stock, and accordingly, under the rules of the Securities and Exchange Commission, Messrs. Colao, Collopy, Lardner, and Zucaro are deemed to be the beneficial owners of 51,354, 4,619, 20,699 and 19,958 shares, respectively, of Common Stock issuable upon conversion of their Series G Preferred Stock.

(4)  American Business & Mercantile Insurance Group, Inc. ("AB&M Group") and its
     wholly-owned   subsidiary,   American  Business  &  Mercantile  REassurance
     Company, own 6,740,460 shares of the Company's Common Stock. Voting control of AB&M Group is divided  between  American  Business & Personal  Insurance
     Mutual, Inc. ("AB&P Mutual"), which through a subsidiary,  owns 60% of AB&M
     Group's voting stock, and the Company, which through a subsidiary, owns 40%
     of AB&M Group's voting stock. At February 28, 1997, the Company held 98.8%,
     AB&P  Mutual  .1%,  and public  shareholders  1.1% of the total  voting and non-voting  equity  securities of AB&M Group. AB&P Mutual is a property and liability  mutual insurer  affiliated with the Company  through  management agreements,  and is owned by its  policyholders.  Mr.  Zucaro is  Chairman,
     President  and Chief  Executive  Officer  of AB&P  Mutual  and AB&M  Group.
     Messrs. Colao, Kreyling,  Legg, Steiner, Sursa, and Zucaro are directors of
     AB&M Group. Through  subsidiaries,  AB&P Mutual also owns 289,555 shares of
     Series D Preferred Stock.

(5)  Reflects  the  number  of shares  shown in the most  recent  Schedule  13-G filings with the Securities and Exchange  Commission  through  February 28,
     1997.  Shares  reported  as owned  by  Sanford  C.  Bernstein  & Co.,  Inc.
     represent shares for which the firm has sole dispositive power. It has sole voting  power for  2,142,912  shares and shared  voting  power for  439,349 shares.
                                        3


(6)  Includes 3,000 shares held in trust for Mr. Bischof's benefit.

(7) Includes 51,354 shares that would be issued if Mr. Colao converted his Series G Preferred Stock to Common Stock.

(8)  Includes 36,036 shares owned by Mr. Dew's wife.

(9) Includes 238,095 shares owned by or in trust for Mr. Kreyling's wife of which Mr. Kreyling disclaims beneficial ownership.

(10) Includes 74,071 shares held in a living trust of which Mr. Lardner's wife is the trustee for which Mr. Lardner disclaims beneficial ownership and 20,699 shares that would be issued if Mr. Lardner converted his Series G
     Preferred Stock to Common Stock.

(11) Includes 27,735 shares owned jointly by Mr. Legg and his wife and 2,952 shares owned by Mr. Legg's wife of which Mr. Legg disclaims beneficial ownership.

(12) Includes 3,772 shares held in trust for Mr. LeRoy's benefit.

(13) Includes 47,876 shares owned by Mr. Simpson's wife.


(15) Messrs. Legg, Sursa and Zucaro are members of the Administration Committee of the Old Republic International Corporation Salaried Employees Restated
     Retirement  Plan  ("Retirement  Plan").  As such, they are entitled to vote
     245,241 shares of Common Stock owned by the Retirement Plan. Under the rules of the Securities and Exchange Commission each of them may be deemed to be the beneficial owner of this Common Stock by virtue of such shared voting power. However, the foregoing presentation should not be construed as an admission of beneficial ownership. The members of the Administration
     Committee disclaim beneficial ownership of the Common Stock held by the Retirement Plan and these shares are not reflected in this table as shares beneficially owned by each of them.

(16) Includes  198,785  shares owned by E.F.S.  Investments,  Inc., in which Mr.
     Sursa and his wife have a beneficial interest.

(17) Includes 19,958 shares that would be issued if Mr. Zucaro converted his Series G Stock to Common Stock.



      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on reports and other information submitted by executive officers, directors and such other persons required to file, the Company believes that during the year ended December 31, 1996, and prior fiscal years, all reports required by Section 16(a) have been properly filed.


               THE BOARD OF DIRECTORS AND ITS STANDING COMMITTEES

        The Company's Board of Directors has the responsibility to review the overall operations of the Company. The Board members are kept informed of the Company's results of operations and proposed plans and business objectives through periodic reports sent to them by the Company's management or presented at Board and Committee meetings. The Board met four times last year, once each quarter. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board of Directors and Committees on which each served during 1996, except for Mr. Bischof who did not become a director until 1997.

Directors' Compensation

        Directors of the Company (other than full time employees) receive an annual retainer of $12,000 plus $1,000 for each Board or Committee meeting they attend. Directors of the Company or any of its subsidiaries who are full time employees receive $1,000 for each meeting they attend of the Board or a Committee of the Company (other than meetings of the Executive Committee).

Board Committees

        The Board of Directors has four principal standing committees.

        The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the business and affairs of the Company between the meetings of the Board, except as provided in the By-laws or limited by the provisions of the General Corporation Law of the State of Delaware. The Committee, which is currently composed of Messrs. Kreyling, Legg, Steiner, Sursa and Zucaro, met four times during 1996 and took action by unanimous written consent on two occasions. Mr. Zucaro is Chairman of the Committee.

        The Company has no standing nominating committee of the Board of Directors. This function is performed by the Executive Committee of the Board of Directors itself. The Executive Committee has not established any formal policy or procedure for considering nominees recommended by shareholders.

        The Audit Committee recommends to the Executive Committee the appointment of the independent certified public accountants for the following year. The Committee reviews with the accountants the scope of the Company's annual audit, the annual financial statements of the Company, and the auditors' comments relative to the adequacy of the Company's system of internal controls and accounting systems. The Committee, which reports directly to the Executive Committee, is currently composed of five non-employee directors, Messrs. Legg, Popp, Steiner, Sursa and White. The Committee met four times during 1996. Mr. Steiner is Chairman of the Committee.

        The Pension Committee is empowered with the supervision of the Company's pension plan and is charged with a fiduciary responsibility to act solely in the interest of the participants and beneficiaries of the Plan. The Pension Committee is appointed by the Board of Directors and its members serve at its pleasure. The Committee, which is currently composed of Messrs. Legg, Sursa and Zucaro, met once during 1996. Mr. Zucaro is Chairman of the Committee.

        The Compensation Committee, whose Report follows, is composed of five non-employee directors and reports directly to the Executive Committee. The Committee, which is currently composed of Messrs. Kreyling, Legg, Popp, Sursa and White, met three times during 1996. Mr. Sursa is Chairman of the Committee.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of the members of the Compensation Committee has ever served as an officer or employee of the Company or any of its subsidiaries nor has any executive officer of the Company served as a director or member of a compensation committee for any company that employs any director of the Company or member of the Compensation Committee.


          REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE MANAGEMENT
                                  COMPENSATION

        The Compensation Committee of the Board of Directors (the "Committee") of Old Republic International Corporation (the "Company") evaluates and approves the overall compensation, policies and practices which govern the annual base salaries of the Company's management, including its Chief Executive Officer ("CEO") and other executive officers, and the Company's incentive programs, including the Key Employees Performance Recognition Plan ("KEPRP"), the Stock Option Plan, and the Employees Savings and Stock Ownership Plan ("ESSOP").

        The Committee reviews and evaluates the Company's corporate performance and executive management com pensation once each year. In making its evaluations, the Committee considers a large number of factors including those set forth under "Compensation Policies" herein, together with other matters such as the inflation rate, and the Company's past performance, generally over consecutive five-year time frames. The Committee does not consider such factors based upon any scientific or other formula nor on any quantitative analysis of the relationship among such factors. Rather, the Committee's evaluation is best described as subjective since each Committee member is expected to exercise common sense and reasonable business judgment in attaching varying degrees of importance each year to each such factor.

Compensation Policies

        The Company's compensation policies and practices, particularly as they apply to its executive officers, including the CEO, are intended to achieve the following major objectives:

     1. To set base annual salaries (base income) for key executive officers at amounts which: a) are deemed reasonably competitive in the context of prevailing salary scales within the insurance industry in particular; and (b) in the Committee's judgment provide a fixed, reasonable source of current income during the period of employment. Other sources of executive compensation discussed in separate sections hereunder are not taken into account when setting base annual salaries. Among the factors considered in varying degrees, as previously noted, are business size, level of responsibility, complexity of operations, long term performance, loyalty, commitment to Old Republic's long term objectives, and future prospects. Additionally, the Committee also takes into account prevailing salary scales in the insurance industry in particular. It monitors trends in salary levels by reference to published compilations and reports as well as Company compilations of data contained in the proxy statements of publicly held insurance organizations whose assets, revenues, and net income are larger, smaller, or approximately the same as the Company's. These insurance organizations include but are not limited to those that are a part of the Peer Group comparisons on page 13 of this Proxy Statement, and have significant interests in commercial property and liability insurance. Based on a review and evaluation of all such data, the Committee believes that the base salaries of the CEO and key executives tend to be within a range encompassed by the 25th percentile and median salaries of the above mentioned insurance organizations.

     2. To afford personnel an opportunity and incentive to increase their base income over time through participation in incentive compensation and related stock option and savings programs. With respect to all such programs the Committee approves various criteria, the objectives of which are to:

          a) Establish tangible means of evaluating the overall financial performance of the Company or individual profit centers;

          b) Align performance criteria with shareholders' interests by establishing minimum requirements relative to such performance indicators as return on equity, return or profit margin on revenues, and increases in earnings;

          c) Encourage a long-term commitment to the organization.

        In addition, the Committee considers a variety of intangible and other subjective factors such as each person's likely future contribution to the Company's successful growth, his or her level and years of experience, the current state and prospects of the industry or segment(s) thereof, and the Company's long-term goals and strategies which might from time to time require temporary investment in personnel resources in the absence of immediate positive results. Further, the Committee considers the compensation and benefits previously paid to its executive officers.

        In making its performance evaluations, the Committee takes the shareholders' interests into account from the standpoints of both total market return for the Common Stock as well as the Company's intrinsic performance as such and relative to the Company's Peer Group. However, the Committee places greater emphasis on the latter two factors since total market return is influenced materially by the vagaries of the securities markets.

        The Committee has not adopted any policy with respect to qualifying compensation paid to executive officers under Section 162(m) of the Internal Revenue Code. No executive officer has been paid compensation in excess of the level referred to in such Section 162(m).


Compensation of the Chief Executive Officer

into account all of the factors and ob jectives discussed above. In addition, special emphasis is also placed on such other considerations as the CEO's vision and planning for the Company's future and the strategies implemented for their realization, his leadership qualities and judgment, and his commitment to and abilities in setting and promoting the character of the organization in the best interests of its insurance subsidiaries, insurance beneficiaries, and shareholders. The Committee's evaluation of the CEO's performance takes place without his presence.

        Mr. Zucaro joined the Company in 1976 as Executive Vice President and Chief Financial Officer. He was promoted to President in 1981, to Chief Executive Officer in 1990, and to Chairman in 1993 while retaining his offices as President and Chief Executive Officer. Until 1989, Mr. Zucaro's cash compensation consisted solely of a base annual salary and a small amount of fees earned in his capacity as a director of a number of the Company's subsidiaries. His other compensation was fully deferred pursuant to his participation in the Company's KEPRP, ESSOP, and stock option plans. Since 1990,his cash compensation has been enhanced by 50% of the awards granted to him under the Company's KEPRP pursuant to the revised terms of that plan.

        The following table reflects certain key data pertaining to the Company's performance during the past three years together with the CEO's compensation during the period. The Company's performance is a significant factor in the Committee's evaluation of the CEO's and other executives' cash and deferred compensation. It is only one of the many factors cited under "Compensation Policies" above, the relative significance of which is left to the subjective business judgment of the Committee. In comparing this data, it should be noted that trends in the CEO's compensation to some extent lag, up or down, trends in the Company's performance, since compensation reviews and salary and incentive awards are made several months following the end of each calendar year.


                                                  Summary of Company Performance Indicators
                                                                   versus
                                                              CEO Compensation
                                                                1994 to 1996
----------------------------------------------------------------------------------------------------------------------------------

                                                                  Amounts                                        % of Change
                                            ------------------------------------------------   ------------------------------------
                                                  1996             1995             1994        '96 vs '95  '95 vs '94  '96 vs '94
                                                  ----             ----             ----        ----------  ----------  ----------
Company Performance Indicators (a)
($ in Millions)
Consolidated assets                         $     6,656.2    $     6,593.5    $     6,262.9          1.0%        5.3%        6.3%
Common shareholders' equity                       1,900.0          1,612.5          1,329.3         17.8%       21.3%       42.9%
Net revenues                                      1,803.9          1,695.9          1,679.0          6.4%        1.0%        7.4%
Net operating income                                225.0            180.4            146.0         24.7%       23.5%       54.1%
Net income                                          230.3            212.7            151.0          8.3%       40.8%       52.5%
Percent return on equity                             14.3%            16.0%            12.0%
Per Share Data:
(in dollars and cents)
   Book value                                       21.85            20.37            17.19          7.2%       18.5%       27.1%
   Net operating income (fully diluted)              2.33             1.93             1.58         20.7%       22.1%       47.5%
   Net income (fully diluted)                        2.39             2.28             1.63          4.8%       39.9%       46.6%

CEO Compensation (b)
1. Cash compensation
      Base salary                           $     493,333    $     473,333    $     453,333          4.2%        4.4%        8.8%
      Incentive                                   367,324          100,000          225,000        267.3%      (55.6%)      63.3%
      Directors fees & other                       31,410           26,560           20,510         18.3%       29.5%       53.1%
      Total                                       892,067          599,893          698,843         48.7%      (14.2%)      27.6%
2. Deferred incentive compensation                371,812          101,800          230,840        265.2%      (55.9%)      61.1%
     Incentive stock options:
3. Valued at 5% appreciation:                          --          767,970                            --          --          --
4. Valued at 10% appreciation:                         --        1,938,210                            --          --          --
5. Total cash & deferred incentive
    compensation with options, if any,
    valued at:
6.    5% appreciation (1 +2+3)                  1,263,679        1,469,663          929,683        (14.0%)      58.1%       35.9%
7.    10% appreciation (1 +2+4)                 1,263,679        2,639,903          929,683        (52.1%)     184.0%       35.9%


(a) Data taken from the Company's audited financial statements and stock market tables as applicable. Return on equity is calculated by dividing each year's net income by the common shareholders' equity balance at the beginning of the year. Net operating income is defined as net income before fresh start tax credits, extraordinary items, realized investment gains or losses and accounting changes; both net operating income and net income per share are shown after deduction of Preferred Stock dividends, as applicable.

                                       7


(b) In this table, Deferred Incentive Compensation includes the deferred portion, which is non-interest bearing, of awards granted under the Company's KEPRP and the employer matching contribution to the ESSOP;
          Incentive Stock Options have been valued alternatively by assuming that the market value of the Common Stock subject to options will compound at a 5% and a 10% annual rate (or 63% and 159%, respectively, in the aggregate) over the 10-year term of the options. Of course, the actual future value of such options may be higher or lower than these arbitrary estimates. Also see "Summary Compensation Table".


Employee Benefit Plans

         In addition to determining base salaries, the Committee also administers the Company's employee benefit plans. The employee benefit plans are an important part of the Company's compensation structure and provide employees, including the CEO and other executive officers, with an opportunity and incentive to increase their base income.

Key Employee Performance Recognition Plan ("KEPRP"): Under the Company's KEPRP, a performance recognition pool is established each year for allocation among eligible key employees of the Company and its participating subsidiaries, including the CEO and other executive officers. Employees eligible to share in this pool are selected annually by the Committee in consultation with the CEO. However, the CEO does not consult with the Committee with regard to the performance, eligibility or award for himself. After prior plan participants are credited with a certain portion, if any, of each year's pool the CEO may recommend the allocation of the balance of the pool to participants in the plan, other than himself, or may recommend to carry forward up to 50% of such amount for up to three years for later allocation. In designating eligible employees and determining amounts to be allocated, the Committee consults with the CEO and considers the positions and responsibilities of the employees, the perceived value of their accomplishments to the Company, their expected future contributions to Old Republic and other relevant factors. The Committee's evaluation of all such factors is subjective.

         The pool amount is established in accordance with a complex formula which takes into account (a) the eligible participating employees' annual salaries, (b) the current year's earnings of the Company in excess of the prior year's earnings (excluding income from realized investment gains or losses), multiplied by a factor determined by the increase in the Company's earnings per share, and (c) the latest year's return on equity in excess of a minimum target return on equity equal to two times the mean of the five year average post-tax yield on 10 year and 30 year U.S. Treasury Securities. Each year's pool is in turn limited to a percentage of plan participants' aggregate annual base salaries, ranging from 25% to 85%, depending upon the amount by which the current year's actual return on equity exceeds the minimum target return on equity for such year. There is no prescribed limit as to how much of each year's available pool may be awarded to each participant.

         There is an immediate payment in cash of 50% of any award made, as well as 50% of the multiplier factor applied to the deferred balances of prior years' participants; the balance of each vests at the rate of 10% per year of participation. The deferred balance(s) do not bear interest. Pursuant to the plan, participants become vested in their account balances upon total and permanent disability or death, or upon the earlier of attaining age 55 or being employed for 10 years after first becoming eligible. Benefits are payable in installments, beginning no earlier than age 55 and/or following termination of employment, death, disability or retirement.

         In addition to the KEPRP, the Company also maintains a number of separate plans for several individual subsidiaries or separate profit centers. Such plans similarly provide for the achievement of certain financial results and objectives as to each such subsidiary or profit center.

Stock Option Plan: To encourage growth in shareholder value and a long-term commitment to the business and promote its success, the Company believes that key employees, including the CEO and other executive officers, who are in a position to make a substantial contribution to the long-term success of the Company should have a stake in its on-going success. As a result, the Company maintains a non-qualified stock option plan (the "Plan") for key employees of the Company and its participating subsidiaries. The decision to award stock options pursuant to the Plan and the factors that contribute to the amount of such awards are the same factors as those set forth under "Compensation Policies" herein.

          Accordingly, the performance factors the Committee considers include the achievements of the individual key employee, the overall performance of the Company and the likelihood of future contributions to the Company's successful growth by the individual key employee. The relative significance of these and all other factors with respect to awards granted to the CEO and other executive officers is determined subjectively by the Committee. The Plan provides for the issuance of options for up to 5% of the Common Stock issued and outstanding at any one time. The purchase price per share of Common Stock subject to an option under the Plan is fixed by the Committee. However, such purchase price may not be less than the mean high and low sale price or the last reported sale price of the Company's Common Stock as reported on the New York Stock Exchange on the date immediately preceding the date the option is granted. Optionees may exercise their options for shares of either Common Stock or Series G Preferred Stock. The term of each option may not be for more than 10 years from the date of grant. Under ordinary circumstances, options may be exercised to the extent of 10% of the number of shares covered thereby on and after the date of grant and cumulatively to the extent of an additional 10% on and after each of the first through ninth years after the date of grant. Under the Plan and certain other previously granted options with vesting acceleration prices, optionees may exercise their options to the extent of 10% of the number of shares covered by the option for each year that the optionee has been employed by the Company or its subsidiaries once the vesting acceleration price is reached. The vesting acceleration price is established by the Committee at the time of grant at 150% of the option purchase price per share.

         Under certain options previously granted, the Company may extend 15 year loans at a prevailing market rate of interest for a portion of the exercise price. Under certain options, but not under options granted in accordance with the Company's 1992 Option Plan, the employee's right to exercise options is accelerated if the Company is dissolved or liquidated, merged, or consolidated with another company and the Company is not the surviving corporation, or more than 50% of the members of the Board of Directors of the Company change in any one year unless one or more of the new directors was nominated by the Board of Directors of the Company.

Employees Savings and Stock Ownership Plan ("ESSOP"): The Company's ESSOP allows eligible employees with one or more years of service with the Company or participating subsidiaries ("employers") to save a minimum of 1% up to a maximum of 15% of their total compensation. Employees' savings up to 6% are matched by employer contributions ranging from 20% to 140% of such savings in accordance with a formula based upon the percentages saved and the increase in the
Company's average net operating earnings per share for the five years ending with the calendar year immediately prior to the year for which the contribution is being made. Under the terms of the ESSOP, employer contributions are invested exclusively in Preferred or Common Stock of the Company except that employees over age 55 and with 10 years of service credited under the Plan may diversify a portion of the employer's contributions out of the Company's Stock and into alternative investments. These alternative investments are all publicly managed mutual funds that either focus on short-term securities maturities, intermediate-term securities maturities or capital appreciation. Likewise, under the terms of the ESSOP, employee savings may be invested, at the employee's direction, in publicly managed mutual funds that focus on long term capital appreciation, long term capital growth, long term growth of capital and income, long term growth through investments in common stocks of non-U.S. companies and in short to intermediate term bonds and other fixed income securities. Further, employee savings may be invested in funds managed by the ESSOP trustee or ESSOP Administration Committee. One fund provides for a diversified investment portfolio and the other fund was established for more speculative , equity oriented investments. A participant becomes vested in the account balance allocated from employer contributions upon being totally and permanently disabled, dying, or upon the earlier of attaining age 65 or being employed for 7 years. Vesting also occurs in increments of 20% a year, beginning after two years of service. Benefits are payable upon termination of service, death or disability, or following retirement. At the election of the participant, benefits derived from employer contributions are payable either in cash or in Common Stock.

RMIC Key Employee Performance Recognition Plan ("KEPRP") and Profit-Sharing Plan ("Profit Sharing Plan"): Mr. Simpson does not participate in the Company's KEPRP but participates instead in the KEPRP of Republic Mortgage Insurance Company ("RMIC"), as well as in RMIC's Profit Sharing Plan. RMIC's KEPRP is a performance recognition pool that operates much like the Company's KEPRP. The pool is established according to a detailed formula which takes into account the increase in RMIC's earnings and its return on equity, among other factors. The RMIC Profit Sharing Plan covers substantially all employees of RMIC and its affiliates. Contributions to the plan are determined annually by RMIC's Board of Directors, and voluntary contributions of up to 10% of annual income are permitted. Plan participants' interests vest in increments of 10% of contributed amounts beginning with 40% after one year and extending to 100% after seven years. Account balances are payable upon death or permanent disability. Normal retirement is at age 65 and the plan provides for early retirement at age 50 with ten years of service. With the consent of RMIC, retirement may be deferred. Benefits upon retirement may be received as a monthly annuity, periodic cash payments, or in a lump-sum distribution, at the participant's election.

                                                  Compensation Committee
                                                  David Sursa, Chairman
                                                  Kurt W. Kreyling
                                                  Wilbur S. Legg
                                                  John W. Popp
                                                  William G. White Jr.

     The foregoing Report of the Compensation Committee on Executive Management Compensation shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference.

Executive Compensation

         The following table sets forth certain information regarding the compensation paid or accrued by the Company to or for the account of the Chief Executive Officer and each of the three other executive officers of the Company for services rendered in all capacities during each of the Company's fiscal years ended December 31, 1996, 1995 and 1994:

                           SUMMARY COMPENSATION TABLE
                                                                                        Long-Term
                                                 Annual Compensation                    Compensation
                                            -----------------------------               ------------
     (a)                      (b)               (c)              (d)                      (e)                    (f)
                                                                                          Securities
Name and                                                                                  Underlying
Principal                                                                                 Option               All Other
Position                     Year             Salary(1)         Bonus(2)                  Awards(3)        Compensation(4)
----------                   ----             ---------         --------                  ---------        ---------------
A.C. Zucaro                  1996           $    518,983       $   734,648                      --           $  10,248
President                    1995                494,133           200,000                  50,000               7,560
Chief Executive              1994                468,083           450,000                      --              11,600
Officer
Paul D. Adams                1996                260,833           156,890                      --               7,080
Senior Vice                  1995                250,000           100,000                   5,000               4,373
President,                   1994                242,500           115,000                      --               7,353
Chief Financial
Officer & Treasurer
Spencer LeRoy III            1996                277,172           113,942                      --               7,080
Senior Vice                  1995                266,667            75,000                   7,500               3,366
President, Secretary         1994                256,667            80,000                      --               7,406
& General Counsel

William A. Simpson           1996                247,433           492,256                      --              21,018 (6)
Senior Vice                  1995                242,325 (5)       325,000                  25,000              17,777 (6)
President                    1994                230,308 (5)       250,000                      --              20,840 (6)
---------------------------------------------------------------------------------------------------------------------------

(1) Includes fees paid for services as a director of certain of the Company's subsidiaries.

(2) This column includes combined cash and deferred incentive compensation awards granted under the Company's KERP and similar plans maintained for different profit centers. Awards thereunder are typically made 50% in cash and 50% deferred. The deferred amounts included in this column are usually not payable before the person retires at 55 years of age or later; the amount deferred does not accrue interest and it is included in this column without a present value discount. None of the awards shown differed in any respect from the Company's regular compensation policies and practices.

(3) Number of shares of Common Stock subject to options granted during the year indicated.

(4)      Represents  employer  matching  contribution to the Company's ESSOP and the amount of premium for the Company's  group term life insurance plan attributed to the  compensation  of executive  officers of the Company.
         For 1996, the Company's matching  contribution for each was $4,488. For
         1996,  $5,760,  $2,592,  $2,592,  and  $1,530  were  attributed  to the
         compensation   of  Messrs.   Zucaro,   Adams,   LeRoy,   and   Simpson,
         respectively,  for  group  term  life  insurance  premiums  paid by the
         Company.

(5) Includes $6,600 paid under an agreement with the Company's subsidiary, Republic Mortgage Insurance Company ("RMIC"), which requires such a payment for each year through 1995 which Mr. Simpson is employed by RMIC at year end.

(6) Includes $15,000, $15,000 and $15,000 as the vested amount accrued for Mr. Simpson in the RMIC Profit Sharing Plan for 1996, 1995 and 1994, respectively.

                                       10

Retirement Plans

         The Company maintains the Old Republic International Corporation Salaried Employees Restated Retirement Plan (the "Company Plan") for its employees and those of participating subsidiaries. The Company Plan, which is noncontributory, provides for benefits based upon 1.5% of the participant's "Final Average Monthly Earnings" (1/60th of the aggregate earnings of the employee during the period of the five consecutive years of service out of the last ten consecutive years of service which results in the highest "Final Average Monthly Earnings") multiplied by the participant's years of service. Earnings equal base salary and commissions but excludes cash and deferred incentive compensation awards granted under the Company's KEPRP.

         The following table sets forth the estimated annual benefits payable under the Company Plan to an employee, upon retirement at December 31, 1996, at age 65 after specified years of service:


      Highest Average
    Annual Earnings of
     the 5 Consecutive                                      Estimated Annual Retirement Income for
   Plan Years Out of the          ------------------------ Representative Years of Credited Service* ----------------------
    Last 10 Plan Years                 5              10               15               20            25              30
   ---------------------               -              --               --               --            --              --
         $150,000                 $11,250         $22,500          $33,750           $45,000       $56,250         $67,500
          200,000                  15,000          30,000           45,000            60,000        75,000          90,000
          250,000                  18,750          37,500           56,250            75,000        93,750         112,500
          300,000                  22,500          45,000           67,500            90,000       112,500         135,000
          350,000                  26,250          52,500           78,750           105,000       131,250         157,000
          400,000                  30,000          60,000           90,000           120,000       150,000         180,000
          450,000                  33,750          67,500          101,250           135,000       168,750         202,500
          500,000                  37,500          75,000          112,500           150,000       187,500         225,000
          550,000                  41,500          82,500          123,750           165,000       206,250         247,500
---------------------------------------------------------------------------------------------------------------------------


*Amounts shown in the table above which exceed  $125,000 - - the maximum benefit allowed  by law for a  qualified  plan in 1997 - - would  only be  payable  to a
qualified   participant  under  the  Old  Republic   International   Corporation
Executive's Excess Benefit Plan described below.


         The amounts shown in the chart are computed on the basis of straight life annuity amounts and are not subject to offsets for any Social Security payments. At December 31, 1996, Mr. Zucaro was credited with 20 years of service, Mr. Adams was credited with 7 years of service and Mr. LeRoy was credited with 4 years of service, for purposes of the Company Plan. However, Mr. LeRoy's participation under the Plan will not vest until July 1, 1997. Mr. Simpson did not participate because employees of RMIC participate in the RMIC Profit-Sharing Plan instead of the Company Plan. At December 31, 1996, the highest average annual earnings for purposes of the above computations under the Company Plan were approximately $453,333 for Mr. Zucaro, $243,033 for Mr. Adams and $262,500 for Mr. LeRoy. The differences between such amounts and the Annual Compensation amounts shown for Messrs. Zucaro, Adams and LeRoy in the Summary Compensation Table on page 10 are threefold: the figures above are averages of annual base salaries over the past 5 years (4 years for Mr. LeRoy) and do not include either directors' fees or any form of incentive compensation awards.

         The Company also maintains the Old Republic International Corporation Executive's Excess Benefit Plan to provide certain key executives with pension benefits in excess of the benefits provided by the Company Plan. The plan is administered by the Pension Committee of the Board of Directors, which selects the employees to participate in the plan from those who are participants in the Company Plan. As of May 1, 1997, Mr. Zucaro and Mr. Adams are the only executives who will qualify and will have been approved for participation under this plan. The benefits payable under this plan equal the excess of the amount otherwise payable under the terms of the Company Plan over the reduced benefits required by applicable law. Benefits under this plan are payable at the time benefits are payable under the Company Plan. The plan is a non-qualified deferred compensation plan.

Option Grants in 1996

     No options to purchase shares of Common Stock were granted to the executive officers of the Company listed in the Executive Compensation Table during the Company's 1996 fiscal year. As such, no table of Option Grants in 1996 is included.


Aggregate Options Exercised in 1996 and Option Values at December 31, 1996

     The following table sets forth certain information regarding options to purchase shares of Common Stock exercised during the Company's 1996 fiscal year and the number and value of exercisable and unexercisable options to purchase shares of Common Stock held at the end of the Company's 1996 fiscal year by the executive officers of the Company named in the Executive Compensation Table:


                                                Aggregated Option Exercises in 1996
                                               and Option Values at December 31, 1996
-------------------------------------------------------------------------------------------------------------------


    (a)                   (b)                   (c)                    (d)                          (e)

                                                                  Number of
                                                                  Securities                    Value of
                                                                  Underlying                    Unexercised
                                                                  Unexercised                   In-the-Money
                                                                  Options at                    Options at
                                                                  12/31/96                      12/31/96
                      Shares Acquired                             Exercisable/                  Exercisable/
Name                  on Exercise         Value Realized(1)      Unexercisable                 Unexercisable (2)
-------------         ----------------    -----------------      ----------------            -------------------------
A. C. Zucaro                   21,009      $    396,850          252,300 /      0            $  3,498,921 / $        0
Paul D. Adams                   3,363            63,525           61,680 /      0                 893,292 /          0
Spencer LeRoy III                   0                 0           19,500 / 29,250                 243,485 /    365,227
William A. Simpson             12,606           241,273           84,330 /      0               1,010,820 /          0

-------------------------------------------------------------------------------------------------------------------


(1) Value realized is equal to the difference between the fair market value per share of Common Stock on the date of exercise and the option exercise price per share multiplied by the number of shares acquired upon exercise of an option.

(2) Value of exercisable/unexercisable in-the-money options is equal to the difference between the fair market value per share of Common Stock at December 31, 1996 and the option exercise price per share multiplied by the number of shares subject to options.



Comparative Five-Year Total Market Returns

     The following table, prepared on the basis of market and related data furnished by Standard & Poor's Compustat Services, reflects total market return data for the most recent five calendar years ended December 31, 1996. For purposes of the presentation, the information is shown in terms of $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding year. The $100 investment is deemed to have been made either in Old Republic Common Stock, in the S&P 500 Index of common stocks, or in an aggregate of the common shares of a Peer Group of nine publicly held insurance businesses selected by Old Republic. In each instance the cumulative total return assumes reinvestment of cash dividends.

     The information utilized to prepare this table has been obtained from sources believed to be reliable, but no representation is made that it is accurate or complete in all respects.


                   Comparison of Five Year Total Market Return
        OLD REPUBLIC INTERNATIONAL CORPORATION vs. S&P 500 vs. Peer Group
                  (For the five years ended December 31, 1996)


                              [INSERT CHART HERE]

                     Compounded value of $100 investment at

Year Ended
December 31st     1991              1992             1993              1994             1995              1996
                  ----              ----             ----              ----             ----              ----
ORI             $100.00           $142.57          $131.98           $126.66          $215.46           $247.86
S&P 500          100.00            107.62           118.46            120.03           165.13            203.05
Peer Group       100.00            116.22           123.54            128.45           185.23            213.39
                =======           =======          =======           =======          =======           =======


          The Peer Group of  companies  selected by Old  Republic  consists  of:
          American International Group, Inc., Chubb Corporation, CNA Financial Corporation, CIGNA Corporation, Lincoln National Corporation, Ohio Casualty Corporation, SAFECO Corporation, St. Paul Companies, Inc., and USF&G Corporation. The companies in the Peer Group have been approved by the Compensation Committee. The Peer Group of companies was changed for 1996 to delete Aetna Life & Casualty Company because that company's mix of business has changed materially including its exit from property and casualty insurance lines.


          The foregoing table shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference.

                       PROPOSAL I - ELECTION OF DIRECTORS


      The following tabulation lists all nominees and continuing directors of the Company. Four Class 1 directors are to be elected to hold office for a term of three years and until their successors are elected and qualified. The nominees are presently Class 1 directors. It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of such nominees. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, the Company now knows of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected.


   Following the death of Mr. William R. Stover last year, Mr. A. C. Zucaro, who was then a Class 1 director, was named a Class 3 director. This was done in order to evenly distribute the current directors among the Company's three classes of directors as is required by the Company's By-laws. At the Company's Board of Directors' Meeting on March 13, 1997, Mr. Harrington Bischof was elected a director of the Company. At the same meeting, the Board was advised that Mr. John C. Collopy would retire from service as a member and would not stand for re-election at the May 23, 1997 meeting.


                                                                    Positions with Company,
                                                                    Business Experience, and
Name                                                 Age            Other Directorships
----                                                 ---            ------------------------
Nominees for Election
---------------------
CLASS 1 (Term expires in 1997)

Harrington Bischof                                   62             Director since March, 1997; President of Pandora Capital
                                                                    Corporation since July, 1996; formerly Senior Advisor Prudential
                                                                    Securities, Inc. 1991 to June, 1996.

Anthony F. Colao                                     69             Director since 1987; Senior Vice President of the Company since
                                                                    1987; formerly Partner of Coopers & Lybrand L.L.P.,
                                                                    accountants, for more than five years.  Mr. Colao's former firm has been retained by the Company as independent accountants during more than the last two fiscal years.

Kurt W. Kreyling                                     75             Director since 1974; Retired for more than the last five years;
                                                                    formerly President and Treasurer of Kreyling Company,
                                                                    wholesaler of floor coverings, Evansville, Indiana.

William G. White, Jr.                                68             Director since 1993; Retired; formerly President of The First
                                                                    Federal Savings Bank, Winston-Salem, North Carolina; Consultant
                                                                    to Southern National Bank, Winston-Salem, North Carolina;
                                                                    Director of Republic Mortgage Insurance Company, a subsidiary of the Company for more than the past five years.  Director of
                                                                    Savers Life Insurance Company, Winston-Salem, North Carolina.


                                       14


                                                                    Positions with Company,
                                                                    Business Experience, and
Name                                                 Age            Other Directorships
----                                                 ---            ------------------------
Continuing Members
------------------
CLASS 2 (Term expires in 1998)

Jimmy A. Dew                                         56             Director since 1980; Executive Vice President of Republic
                                                                    Mortgage Insurance Company, a subsidiary of the Company, for more than the past five years.


Wilbur S. Legg                                       74             Director since 1969; Retired; formerly Partner of Lord, Bissell
                                                                    & Brook, attorneys, Chicago, Illinois. Mr. Legg's former firm has been retained by the Company as counsel during more than the last two fiscal years.

John W. Popp                                         74             Director since 1993; Retired for more than the past five years;
                                                                    formerly Partner of KPMG Peat Marwick, L.L.P., accountants.

David Sursa                                          71             Director since 1969; Retired, formerly Chairman of the Board,
                                                                    NBD Bank, N.A., Muncie, Indiana, for more than the past five years prior to his retirement in 1994.

-----------------------------------------------------------------------------------------------------------------------------------

CLASS 3 (Term expires in 1999)

Peter Lardner                                        65             Director since 1985; Chairman and Chief Executive Officer of
                                                                    Bituminous Casualty Corporation, a subsidiary of the Company, for more than the past five years.

William A. Simpson                                   55             Director since 1980; Senior Vice President of the Company and
                                                                    President of Republic Mortgage Insurance Company, a subsidiary of the Company, for more than the past five years. Director of
                                                                    Salem Trust Bank, Winston-Salem, North Carolina.

Arnold L. Steiner                                    59             Director since 1974; Retired for more than the past five years;
                                                                    formerly President of Steiner Bank, Birmingham, Alabama.

A. C. Zucaro                                         57             Director since 1976; Chairman of the Board of the Company and various subsidiaries since 1993; Chief Executive Officer and
                                                                    President of the Company and various subsidiaries for more than the past five years.

--------------------------------------------------------------------------------------------------------------------------

Board of Directors Recommendation

     The Board of Directors recommends a vote FOR the Class 1 directors that are listed as nominees. Proxies solicited by the Board of Directors will be voted for the election of these nominees unless shareholders specify to the contrary in their proxies.


                       PROPOSAL II - SHAREHOLDER PROPOSAL

     The Secretary of the Company has received a written notice that a shareholder of record intends to introduce a resolution at the Company's Annual Meeting of Shareholders. The name, address and number of shares of voting securities held by the shareholder will be furnished by the Company upon request. The resolution proposed is as follows:

                                   RESOLUTION

      That the shareholders of Old Republic International Corporation recommend that the Board of Directors in Class 1,2, and 3 not be renominated nor be initially eligible for election as directors should he or she be 70 years of age or older.


                              SUPPORTING STATEMENT

      Many New York Stock Exchange listed corporations restrict directors continuing to serve after age 70. The 1996 Board of Directors of Old Republic International Corporation lists 6 out of the total 13 directors who are age 70 or older.

                 STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

The Board of Directors Opposes This Proposal

     The Board of Directors does not think it would be in the Company's best interests to make age a sole determining factor in an individual's eligibility or qualification to serve as a director.

     To adopt an age restriction would adversely affect the Company's ability to attract and retain the services of qualified individuals as directors. The Board of Directors believes that a director's contributions to the deliberative process of the Board of Directors depend to a large extent on such factors as the individual's experience, judgment and business acumen. The type of experience and business knowledge required of the directors of a diverse, multi-line insurance holding company such as the Company make continuity of service an important element in the value of a director's contributions. In the Board's opinion, it would be a mistake to assume that individuals under the age of 70 are invariably better able to contribute to the Board's functions than older members would be, or that individuals age 70 and older, are invariably less able to contribute than their younger counterparts.

     The shareholder's proposal is not mandatory but only advisory. It would not obligate the Board of Directors to change its By-laws or its eligibility requirements for the election of directors. Further, no members of the Class 1 directors slated for election would be prevented from serving as directors, if elected at the Annual Meeting, as the shareholder's resolution, if adopted, would be applied prospectively and would not be used to bar the election of any of these individuals at the Annual Shareholders' Meeting. The sole effect of the adoption of the shareholder's proposal would be to require the Board to review its policy regarding the eligibility of directors based solely upon age. The Board of Directors believes this effort would be pointless as it has considered this recommendation and believes it would not be in the best interest of the Company or its shareholders.

Board of Directors Recommendation

     The Board of Directors recommends a vote "AGAINST" this proposal. Unless otherwise directed on the proxy form, proxies solicited by the Board of Directors will be voted against adoption of this proposal.


                                VOTING PROCEDURES

     The General Corporation Law of the State of Delaware specifies that in the absence of contrary requirements in a corporation's Certificate of Incorporation or By-laws, the votes on matters at Shareholders' Meetings are decided as follows: (1) Directors are elected by a plurality of the shares present in person or by proxy at the meeting and who are entitled to vote in the election, and (2) all other matters are determined by the affirmative vote of the majority of the shares present in person or by proxy at the meeting and who are entitled to vote on the subject matter.

     The Company's Restated Certificate of Incorporation and By-laws do not require any different treatment for matters to be considered at the Company's Annual Shareholders' Meeting.

     The Company's Restated Certificate of Incorporation and its By-laws are silent on the mechanics of voting. As a result, the General Corporation Law of the State of Delaware is controlling. Under Delaware law the votes at the Company's Annual Shareholders' Meeting will be counted by the inspectors of election required to be appointed at the meeting. The inspectors are charged with ascertaining the number of shares outstanding, the number of shares present, whether in person or by proxy, and the validity of all proxies. The inspectors are entitled to rule on any voting challenges and are responsible for the tabulation of the voting results.

      Under Delaware law, abstentions are counted in determining the quorum of the meeting and as having voted on any proposal on which an abstention is voted. As a result, on those proposals which require a plurality vote of the shares at the meeting that are entitled to vote, the vote of an abstention has no effect. However, on those proposals which require an affirmative vote of the majority of shares present in person or by proxy at the meeting, the vote of an abstention has the effect of a vote against the proposal.
      In the event of a broker non-vote arising from the absence of authorization by the beneficial owner to vote on a proposal, the shares reported are counted for the determination of a quorum for the meeting but they are not counted as having voted on the proposal where there is a non-vote. As a result, on those proposals which require a plurality vote of the shares at the meeting that are entitled to vote, a non-vote will have no effect. However, on the proposals which require an affirmative vote of the majority of the shares present, a non-vote has the effect of a vote against the proposal.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      The  Company's  consolidated  financial  statements  for  the  year  ended
December 31, 1996 were examined by Coopers & Lybrand L.L.P., independent certified public accountants. No decision has as yet been made with respect to the selection of independent certified public accountants for fiscal 1997. A member of Coopers & Lybrand L.L.P. is expected to attend the annual meeting with an opportunity to make an appropriate statement if the representative desires to do so and will be available to respond to appropriate questions.

                  SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

       In order for a proposal by a shareholder of the Company to be included in the Company's proxy statement and form of proxy for the 1998 Annual Meeting of Shareholders, the proposal must be received by the Company no later than December 1, 1997.
                                  OTHER MATTERS

     The Company knows of no matters, other than those referred to herein, which will be presented at the meeting. If, however, any other appropriate business should properly be presented at the meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

                            EXPENSES OF SOLICITATION

     All expenses incident to the solicitation of proxies by the Company will be paid by the Company. In addition to solicitation by mail, the Company has retained Georgeson & Co. (with respect to street name holders) and D.F. King & Company, Inc. (with respect to individual shareholders) both of New York City, to assist in the solicitation of proxies, including delivery of proxy materials. Fees for this solicitation are expected to be approximately $12,000. The Company intends to reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held of record by such persons. In a limited number of instances, regular employees of the Company may solicit proxies in person or by telephone.

By order of the Board of Directors.

                                                      SPENCER LEROY III
                                                      Secretary


Chicago, Illinois
March 31, 1997